UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No.       )

Filed by the Registrant	Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement
Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material under §240.14a-12

GROUP 1 AUTOMOTIVE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 15, 2024

This Supplement, dated April 17, 2024, supplements the definitive proxy statement of Group 1 Automotive, Inc. (the “Company”), dated April 5, 2024 (the “Proxy Statement”), and is being furnished to the Company’s shareholders in connection with the solicitation of proxies by the Board of Directors of the Company in connection with the Annual Meeting of Stockholders to be held on May 15, 2024 (the “2024 Annual Meeting”).

The Proxy Statement contains various proposals, including Proposal 5, titled “Approve 2024 Long-Term Incentive Plan” (“Proposal 5”). Proposal 5 requests that the Company’s shareholders approve the amendment and restatement of the Company’s previously adopted 2014 Long-Term Incentive Plan (the original plan, the “original LTIP”), which would otherwise expire in 2024 pursuant to its original terms (as amended and restated, the “2024 LTIP”). Following the filing of the Proxy Statement, the Company has discussed Proposal 5 with certain shareholders, and has received feedback that Proposal 5 contains certain ambiguities that led those shareholders to believe that the Company was requesting an additional pool of shares of the Company’s common stock be reserved pursuant to the 2024 LTIP. This supplemental filing is intended to address that ambiguity and clarify that the Company is not requesting that shareholders approve the reservation of any new or additional shares of the Company’s common stock for the 2024 LTIP. Accordingly, the only amendments that the Company’s shareholders must vote on in connection with Proposal 5 are (i) the extension of the original LTIP’s term for an additional ten (10) years, to May 15, 2034, and (ii) a reduction in the number of shares available for future issuance from 1,002,731 to 700,000.

As of February 29, 2024, a total of 1,002,731 shares of the Company’s common stock remained available for future issuance pursuant to the original LTIP. In connection with the adoption of the 2024 LTIP, the Company desires to continue to use 700,000 shares of that previously approved and reserved 1,002,731 shares as the entire share reserve pool for grants of new awards pursuant to the 2024 LTIP. Proposal 5, as well as the proposed 2024 LTIP plan document attached as an exhibit to the Proxy Statement, state that 700,000 shares of the Company’s common stock will be available for issuance under the 2024 LTIP. However, the Company is not requesting the approval of an additional 700,000 shares of the Company’s common stock for the 2024 LTIP. Shares of common stock subject to outstanding awards under the original LTIP as of February 29, 2024, that become vested and eligible to be settled in the form of common stock (417,476 shares of common stock) will continue to be settled out of the shares that were previously approved for issuance under the original LTIP.

In connection with this clarification, the Company is restating in its entirety the table below, along with its introduction and footnotes, within Proposal 5 (which is on page 88 of the Proxy Statement):

The following table includes aggregated information regarding awards outstanding under the original LTIP as of February 29, 2024 and the number of shares that were available for future awards under the original LTIP as of that date and will continue to be available for future awards under the 2024 LTIP if this Proposal 5 is approved by shareholders. The Company is not requesting any additional shares of common stock for future issuance under the 2024 LTIP.

	Number of Shares	As a Percentage of Shares Outstanding (1)
Outstanding full-value awards (restricted stock awards, performance shares and phantom stock awards) (2)	417,476	3.08%
Total shares of our common stock available for future award grants (3)	700,000	5.17%
Proposed additional shares of our common stock available for future issuance under the 2024 LTIP	0	0%

(1)	As of February 29, 2024, there were approximately 13,538,401 shares of our common stock outstanding.

(2)	Of this amount, 300,954 shares (2.22% of our outstanding shares) were represented by unvested restricted stock awards, 70,820 were represented by unvested performance shares, and 31,199 were represented by non-cash settled phantom shares. There were no stock options or stock appreciation rights outstanding under the existing LTIP as of February 29, 2024.

(3)	As of February 29, 2024, the number of shares available for future award grants under the original LTIP was 1,002,731. If this Proposal 5 is approved by shareholders, only 700,000 of those 1,002,731 shares will continue to be available for future award grants under the 2024 LTIP.

Your vote is important to us. Information regarding how to vote your shares, or revoke your proxy or voting instructions, is available in the Company’s Proxy Statement. If you already voted “FOR” the approval of the 2024 LTIP, you do not need to take any action in order to maintain your vote “FOR” Proposal 5.

If you were a shareholder of record on the record date for the 2024 Annual Meeting, and have already returned your proxy card or voting instruction form, you may change your vote by executing and returning to the Company a later-dated proxy card or voting instruction form, resubmitting your proxy by internet or telephone, delivering a written notice of revocation of your proxy to the Company’s corporate secretary, or voting in person online during the 2024 Annual Meeting.

If you are a street name shareholder, you must follow the instructions of your broker, bank or other nominee to revoke your voting instructions. You may also vote in person online during the 2024 Annual Meeting if you obtain a legal proxy from your broker, bank or other nominee.